                                                                     EXHIBIT 8.1

                               ___________, 1998

Board of Directors
Northfield Federal Savings
8005 Harford Road
Baltimore, Maryland 21234


Re: Certain Federal Income Tax Consequences Relating to Proposed Holding Company Conversion
     --------------------------------------------------------------------

Gentlemen:

     In accordance with your request, set forth hereinbelow is the opinion of this firm relating to certain federal income tax consequences of the proposed conversion of Northfield Federal Savings (the "Association") from a federally chartered mutual savings association to federally chartered capital stock savings bank with the name "Northfield Federal Savings Bank" (the "Converted Bank") and the concurrent acquisition of 100% of the outstanding capital stock of the Converted Bank by Northfield Bancorp, Inc. (the "Company"), a Maryland corporation formed at the direction of the Board of Directors of the Association to become the parent holding company of the Converted Bank (the "Conversion").

     For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate, including but not limited to the Plan of Conversion as adopted on December 17, 1997 by the Board of Directors of the Association (the "Plan"); the federal mutual charter and bylaws of the Association, as amended; the federal stock charter and bylaws of the Converted Bank; the articles of incorporation and bylaws of the Company; the Affidavit of Representations dated _________, 1998 provided to us by the Association (the "Affidavit"), and the Prospectus (the "Prospectus") included in the Company's Registration
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Board of Directors
Northfield Federal Savings
__________, 1998
Page 2


Statement on Form SB-2 filed with the Securities and Exchange Commission ("SEC") in connection with the Conversion on March __, 1998 (the "Registration Statement"). In such examination, we have assumed, and have not independently verified, the genuineness of all signatures on original documents where due execution and delivery are requirements to the effectiveness thereof. Terms used but not defined herein, whether capitalized or not, shall have the same meaning as defined in the Plan.


                                  BACKGROUND
                                  ----------

     Based solely upon our review of such documents, and upon such information as the Association has provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we set forth hereinbelow a general summary of the relevant facts and proposed transaction, qualified in its entirety by reference to the documents cited above.

     The Association is a federally chartered mutual savings association, which is in the process of converting to a federally chartered capital stock savings bank. The Association was organized as a federally chartered mutual savings institution in 1923.

     The Association is a member of the FHLB System, and the deposits of the Association are insured by the Federal Deposit Insurance Corporation ("FDIC") up to applicable limits. The Association is subject to comprehensive regulation and supervision by the Office of Thrift Supervision ("OTS") and to examination by the OTS. The Association operates two offices in Baltimore County, Maryland.

     The Association's principal business consists of attracting deposits, primarily certificates of deposit, from the general public and originating residential mortgage loans, primarily construction/permanent loans on one- to four-family properties. The Association also offers commercial real estate and limited types of consumer loans. The Association also has a portfolio of purchased commercial leases. At December 31, 1997, the Association had total assets of $36.1 million, deposits of $32.6 million and retained earnings of $2.9 million.

     As a federally chartered mutual savings association, the Association has no authorized capital stock. Instead, the Association, in mutual form, has a unique equity structure. A savings



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Board of Directors
Northfield Federal Savings
_____________, 1998
Page 3


depositor of the Association is entitled to payment of interest on his account balance as declared and paid by the Association, but has no right to a distribution of any earnings of the Association except for interest paid on his deposit. Rather, such earnings become retained income of the Association.

     However, a savings depositor does have a right to share pro rata, with
                                                             --- ----
respect to the withdrawal value of his respective savings account, in any liquidation proceeds distributed if the Association is ever liquidated.
Further, savings depositors and borrowers are members of the Association and thereby have voting rights in the Association. Under the Association's federal mutual charter, each depositor is entitled to cast one vote for each $100 or fraction thereof held in a withdrawable deposit account of the Association, and each borrower member (hereinafter "borrower") is entitled to one vote in addition to the votes (if any) to which such person is entitled in such borrower's capacity as a savings depositor of the Association. Also under such federal mutual charter, no member is entitled to cast more than 1,000 votes. All of the interests held by a savings depositor in the Association cease when such depositor closes his accounts with the Association.

     The Company was incorporated on March 5, 1998 under the laws of the State of Maryland to act as the savings and loan holding company of the Converted Bank upon consummation of the Conversion. Prior to consummation of the Conversion, the Company has not been engaged in and is not expected to engage in any material operations. After the Conversion, the Company's principal business will be overseeing the business of the Converted Bank. The Company has authorized capital stock of $8,000,000 shares of common stock (the "Common Stock"), par value $.01 per share, and 2,000,000 shares of serial preferred stock, par value $.01 per share.

                             PROPOSED TRANSACTION
                             --------------------

     The Board of Directors of the Association has decided that in order to attract new capital to the Converted Bank to increase its net worth, to support future savings growth, to increase the amount of funds available for lending and investment, to provide greater resources for the expansion of customer services, and to facilitate future expansion, it would be advantageous for the Association to convert from a federally chartered mutual savings association to a federally chartered capital stock savings bank. In addition, the Board of Directors intends to implement stock option plans and other stock benefit plans following the Conversion in order to better attract
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Board of Directors
Northfield Federal Savings
_________, 1998
Page 4

and retain qualified directors and officers. It is the further desire of the Board of Directors to reorganize the Converted Bank as the wholly owned subsidiary of the Company to enhance flexibility of operations, diversification of business opportunities and financial capability for business and regulatory purposes and to enable the Converted Bank to compete more effectively with other financial service organizations.

     Accordingly, pursuant to the Plan, the Association will undergo the Conversion whereby it will be converted from a federally chartered mutual savings association to a federally chartered capital stock savings bank. The Converted Bank will then issue to the Company 100,000 shares of the Converted Bank's common stock, representing all of the shares of capital stock to be issued by the Converted Bank in the conversion, and the Company will make payment to the Converted Bank in an amount equal to at least 50% of the aggregate net proceeds realized by the Company from the sale of its Common Stock sold pursuant to the Plan, after deducting the amount necessary to fund a loan to an Employee Stock Ownership Plan being established in connection with the Conversion, or such other portion of the aggregate net proceeds as may be authorized or required by the OTS. Pursuant to the Prospectus, the Company currently anticipates making such payment to the Converted Bank of an amount equal to 50% of the aggregate net proceeds from the sale of the Common Stock.

     Also pursuant to the Plan, the Company will offer its shares of Common Stock for sale in a Subscription Offering. Shares of Common Stock remaining, if any, may then be offered to the general public in a Community Offering. Shares of the Common Stock not otherwise subscribed for in the Subscription Offering and Community Offering may be offered at the discretion of the Company to certain members of the general public as part of a community offering on a best efforts basis by a selling group of selected broker-dealers.

     The purchase price per share and total number of shares of Common Stock to be offered and sold pursuant to the Plan will be determined by the Boards of Directors of the Association and the Company, on the basis of the estimated pro
                                                                            ---
forma market value of the Converted Bank, as a subsidiary of the Company, which
-----
will in turn be determined by an independent appraiser. The aggregate purchase price for all shares of the Common Stock will be equal to such estimated pro
                                                                         ---
forma market value. Pursuant to the Plan, all such shares of Common Stock will
-----
be issued and sold at a uniform price per share. The Conversion, including the sale of newly issued shares of
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Board of Directors
Northfield Federal Savings
_______, 1998
Page 5

the stock of the Converted Bank to the Company, will be deemed effective concurrently with the closing of the sale of the Common Stock.

     Under the Plan and in accordance with regulations of the OTS, the shares of Common Stock will first be offered through the Subscription Offering pursuant to non-transferable subscription rights on the basis of preference categories in the following order of priority:

     (1)  Eligible Account Holders;

     (2)  Tax-Qualified Employee Stock Benefit Plans (i.e. the ESOP);

     (3)  Supplemental Eligible Account Holders; and

     (4)  Other Members.

     However, any shares of Common Stock sold in excess of the high-end of the Valuation Range may first be sold to Tax-Qualified Employee Stock Benefit Plans set forth in category (2) above.

     Any shares of Common Stock not subscribed for in the Subscription Offering will be offered in the Community Offering in the following order of priority:

     (a) Natural persons and trusts of natural persons (including individual retirement and Keogh retirement accounts and personal trusts in which such natural persons have substantial interests) who are permanent Residents of the Association's Local Community, Baltimore County, Maryland; and

     (b)  The general public.

     Shares not sold in the Subscription Offering and the Community Offering, if any, may thereafter be offered for sale to certain members of the general public as part of a community offering on a best efforts basis by a selling group of selected broker-dealers. The sale of shares in the Subscription Offering, Community Offering, and as sold through the selected broker-dealers would be consummated at the same time.
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Board of Directors
Northfield Federal Savings
________, 1998
Page 6

     The Plan also provides for the establishment of a Liquidation Account by the Converted Bank for the benefit of all Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the regulatory capital of the Association as of the date of the latest statement of financial condition contained in the final prospectus issued in connection with the Conversion. The establishment of the Liquidation Account will not operate to restrict the use or application of any of the net worth accounts of the Converted Bank, except that the Converted Bank may not declare or pay cash dividends on or repurchase any of its stock if the result thereof would be to reduce its regulatory capital below the amount required to maintain the Liquidation Account. All such account holders will have an inchoate interest in a proportionate amount of the Liquidation Account with respect to each savings account held and will be paid by the Converted Bank in event of liquidation prior to any liquidating distribution being made with respect to capital stock. Under the Plan, the Conversion shall not be deemed to be a liquidation of the Association for purposes of distribution of the Liquidation Account. Instead, upon consummation of the Conversion, the Liquidation Account, together with the related rights and obligations of the Converted Bank, shall be assumed by the Converted Bank.

     The Conversion will not interrupt the business of the Association. The Converted Bank will, after the Conversion, engage in the same business as that of the Association immediately prior to the Conversion, and will continue to be subject to regulation and supervision by the OTS. Further, the deposits of the Converted Bank will continue to be insured by the FDIC. Each depositor will retain a withdrawable savings account or accounts equal in dollar amount to, and on the same terms and conditions as, the withdrawable account or accounts at the time of Conversion except to the extent funds on deposit are used to pay for Common Stock purchased in connection with the Conversion. All loans of the Association will remain unchanged and retain their same characteristics in the Converted Bank immediately following the Conversion.

     Following the Conversion, voting rights in the Converted Bank will rest exclusively with the sole holder of stock in the Converted Bank, which will be the Company. Voting rights in the Company will rest exclusively in the holders of the Common Stock.

     The Plan must be approved by the OTS and by an affirmative vote of at least a majority of the total votes eligible to be cast at a meeting of the Association's members called to vote on the Plan. Immediately prior to the Conversion, the Association will have a positive net worth determined in accordance with generally accepted accounting principles.

Board of Directors
Northfield Federal Savings
_____________, 1998
Page 7


                                    OPINION
                                    -------

     Based on the foregoing and in reliance thereon, and subject to the conditions stated herein, it is our opinion that the following federal income tax consequences will result from the proposed transaction.

     1.   The Conversion will constitute a reorganization within the meaning of
          Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and no gain or loss will be recognized to either the Association or the Converted Bank as a result of the Conversion (see
                                                                           ---
          Rev. Rul. 80-105, 1980-1 C.B. 78).

     2. The assets of the Association will have the same basis in the hands of the Converted Bank as in the hands of the Association immediately prior to the Conversion (Section 362(b) of the Code).

     3. The holding period of the assets of the Association to be received by the Converted Bank will include the period during which the assets were held by the Association prior to the Conversion (Section 1223(2) of the Code).

     4. No gain or loss will be recognized by the Converted Bank upon its receipt of money from the Company in exchange for shares of common stock of the Converted Bank (Section 1032(a) of the Code). The Company will be transferring solely cash to the Converted Bank in exchange for all the outstanding capital stock of the Converted Bank and therefore will not recognize any gain or loss upon such transfer. (Section 351(a) of the Code; see Rev. Rul. 69-357, 1969-1 C.B. 101).
                              ---

     5. No gain or loss will be recognized by the Company upon its receipt of money in exchange for shares of the Common Stock (Section 1032(a) of the Code).

     6. No gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders, or Other Members of the Association upon the issuance to them of deposit accounts in the Converted Bank in the same dollar amount and on the same terms and conditions in exchange for their deposit accounts in the
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Board of Directors
Northfield Federal Savings
________, 1998
Page 8


          Association held immediately prior to the Conversion. (Section 1001(a) of the Code; Treas. Reg. (S)1.1001-1(a)).

     7. The tax basis of the savings accounts of the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members in the Converted Bank received as part of the Conversion will equal the tax basis of such account holders' corresponding deposit accounts in the Association surrendered in exchange therefor (Section 1012 of the Code).

     8. Each depositor of the Association will recognize gain upon the receipt of his or her respective interest in the Liquidation Account established by the Converted Bank pursuant to the Plan and the receipt of his or her subscription rights deemed to have been received for federal income tax purposes, but only to the extent of the excess of the combined fair market value of a depositor's interest in such Liquidation Account and subscription rights over the depositor's basis in the former interests in the Association other than deposit accounts. Person who subscribe in the Conversion but who are not depositors of the Association will recognize gain upon the receipt of subscription rights deemed to have been received for federal income tax purposes, but only to the extent of the excess of the fair market value of such subscription rights over such person's former interests in the Association, if any. Any such gain realized in the Conversion would be subject to immediate recognition.

     9. The basis of each account holder's interest in the Liquidation Account received in the Conversion and to be established by the Converted Bank pursuant to the Conversion will be equal to the value, if any, of that interest.

     10. No gain or loss will be recognized upon the exercise of a subscription right in the Conversion. (Rev, Rul. 56-572, 1956-2 C.B.182).

     11. The basis of the shares of Common Stock acquired in the Conversion will be equal to the purchase price of such shares, increased, in the case of such shares acquired pursuant to the exercise of subscription rights, by the fair market value, if any, of the subscription rights exercised (Section 1012 of the Code).
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Board of Directors
Northfield Federal Savings
________, 1998
Page 9


     12. The holding period of the Common Stock acquired in the Conversion pursuant to the exercise of subscription rights will commence on the date on which the subscription rights are exercised (Section 1223(6) of the Code. The holding period of the Common Stock acquired in the Community Offering will commence on the date following the date on which such stock is purchased (Rev. Rul. 70-598, 1970-2 C.B. 168; Rev. Rul. 66-97, 1966-1 C.B. 190)

                               SCOPE OF OPINION
                               ----------------

     Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any state, local, foreign or other federal tax considerations. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the case law, Code, Treasury Regulations thereunder and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion subsequent to consummation of the Conversion. Prior to that time, we undertake to update or supplement our opinion in the event of a material change in the federal income tax consequences set forth above and to file such revised opinion as an exhibit to the Registration Statement and the Association's Application for Conversion on Form AC ("Form AC"). This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

                                   CONSENTS
                                   --------

     We hereby consent to the filing of this opinion with the OTS as an exhibit to the Application H-(e)1-S filed by the Company with the OTS in connection with the Conversion and the reference to our firm in the Application H-(e)1-S under
Item 110.55 therein.

Board of Directors
Northfield Federal Savings
_________, 1998
Page 10


     We also hereby consent to the filing of this opinion with the SEC and the OTS as exhibits to the Registration Statement and Form AC, respectively, and the references to our firm in the Prospectus, which is a part of the Registration Statement and Form AC, under the headings "The Conversion -- Effect of Conversion to Stock Form on Depositors and Borrowers of Northfield Federal Savings -- Tax Effects" and "Legal and Tax Matters."


                                            Very truly yours,

                                            HOUSLEY KANTARIAN & BRONSTEIN, P.C.


                                            By:___________________________
                                               Gary R. Bronstein